EXHIBIT 99.1

Press Release

Financial and Investor Contact:

John R. Potapchuk
631-501-7035
john.potapchuk@gentiva.com

Media Contact:

Jennifer Gery-Egan

Brainerd Communicators

212-986-6667

gery@braincomm.com

FOR IMMEDIATE RELEASE

GENTIVA HEALTH SERVICES COMPLETES SALE

OF MAJORITY STAKE IN CARECENTRIX® UNIT

MELVILLE, NY, September 25, 2008 -- Gentiva Health Services, Inc. (NASDAQ: GTIV), the nation's leading provider of comprehensive home health services, today announced the completion of the sale of 69% of its CareCentrix unit to Water Street Healthcare Partners, a leading private equity firm focused exclusively on the health care industry, in a transaction valued at approximately $147 million. CareCentrix was started by Gentiva in 1996 and is today a leading national provider of ancillary care benefit management services for major managed care organizations.

According to the definitive agreement announced on August 21, 2008, Gentiva received $84 million in cash and a $25 million interest-bearing seller note upon the closing of the transaction. In addition, Gentiva will retain 31% of the capital stock in CareCentrix having an ascribed value of $26 million.

Of the $84 million in cash proceeds, $26 million will be retained by Gentiva and be available to fund future acquisitions. The remaining cash proceeds will be used to repay term loan debt and reduce the Company's leverage ratio.

About CareCentrix

CareCentrix is a leading national provider of ancillary care benefit management services for major managed care organizations. The unit delivers home nursing, infusion, home medical equipment and additional ancillary services to more than 10 million members of managed care organizations nationwide through a network of over 4,000 credentialed homecare provider locations. CareCentrix employs approximately 400 associates nationally. The company is based in Melville, NY, with significant regional operations in Hartford, CT, Tampa, FL and Phoenix, AZ.

3 Huntington Quadrangle, Suite 200S, Melville, NY 11747-4627

About Water Street Healthcare Partners

Water Street Healthcare Partners is a leading private equity firm focused exclusively on health care. With more than $1 billion of capital under management, Water Street is one of the most active investors in the health care industry. The firm has a strong track record of building market-leadership companies across key growth sectors in health care. It has partnered with some of the world’s leading health care companies on its investments, including: Johnson & Johnson, Medtronic and Smith & Nephew. Water Street’s team is comprised of industry executives and private equity professionals with decades of experience investing in and operating global health care businesses. The firm is headquartered in Chicago. For more information about Water Street, visit www.wshp.com.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation's leading provider of comprehensive home health services, delivering innovative, high quality care to patients across the United States.  Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; respiratory therapy and home medical equipment; infusion therapy services; and other therapies and services. The Company’s revenues are generated from federal and state government programs, commercial insurance and individual consumers. For more information, visit Gentiva's web site, http://www.gentiva.com, and its investor relations section at http://investors.gentiva.com.  GTIV-G

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for healthcare reform; changes in Medicare and Medicaid reimbursement levels, including changes to the Medicare home health Prospective Payment System effective January 1, 2008; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters or terrorist acts; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; effect on liquidity of the Company’s debt service requirements; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company's various filings with the Securities and Exchange Commission (SEC), including the "Risk Factors" section contained in the Company's annual report on Form 10-K for the year ended December 30, 2007.

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